EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of August 1, 2004 (the “Effective Date”) by and between William M. Glanton (the “Executive”) and Secure Risks Limited, a wholly owned subsidiary of Universal Guardian Holdings, Inc., (the “Company”).

WHEREAS, the Company believes that Executive’s service, experience, and knowledge are valuable to the Company in connection with its business; and

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as Managing Director – United States of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.

Employment.  The Company hereby employs Executive and Executive accepts such employment upon the terms and conditions hereinafter set forth.

2.

Term of Employment.  Subject to the provisions of Section 6, the term of Executive’s employment pursuant to this Agreement shall commence on and as of the Effective Date and shall terminate on the 2nd day of August 2005 (the “Term”).  Should Executive’s employment extend beyond the Term, it shall be employment at-will, terminable by either party by 30 days’ notice to the other, and such at-will employment may be modified only by a writing signed by the party to be bound thereby.  All other provisions of this Agreement, with the exception of Sections 6(b), 6(c), 6(d), and 6(e) shall continue to apply to such at-will employment relationship following the Term.

3.

Duties; Extent of Service.  During Executive’s employment under this Agreement, Executive (i) shall serve as an employee of the Company with the title and position of Managing Director – United States, reporting to Managing Director - Chief Operating Officer of Secure Risks, shall have such executive responsibilities as the Managing Director and Chief Operating Officer shall from time to time designate, provided that, in all cases Executive shall be subject to the oversight and supervision of the Managing Director, or Chief Executive Officer of the Company in the performance of his duties, and (ii) shall render all services reasonably incident to the foregoing.  Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive’s best efforts in, and shall devote Executive’s not less than 50% of normal working time, and during that time shall devote 100% of his attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Executive’s duties and responsibilities hereunder.

4.

Salary and Bonus.

(a)

Salary.  During Executive’s employment under this Agreement, the Company shall pay Executive a salary at the rate of US$72,000 per annum (the

“Salary”).  Such Salary shall be subject to withholding under applicable law, shall be prorated for partial periods and shall be payable in periodic installments not less frequently than monthly.

(b)

Bonus.  Executive shall be entitled to a performance bonus based on the delivery of new contract revenue delivered to the Company during each fiscal year, based on the following schedule:

Net Contract Sales	Commission %	Commissions $
$ 1,000,000 +	3.00%	$ 30,000
$ 3,000,000 +	2.50%	$ 75,000
$ 5,000,000 +	1.75%	$ 87,500
$ 7,000,000 +	1.50%	$ 105,000
$ 9,000,000 +	1.25%	$ 112,500
$ 12,000,000 +	1.00%	$ 120,000

(c)

Bonus Payment:  The Company shall pay to Executive fifty percent (50%) of the Bonus in options to the purchase of the common stock of Universal Guardian Holdings, Inc. (the “Parent”), and such options shall be priced at the closing price of the stock at the close of each fiscal year, and such option shall be exercisable for a period of five (5) years after the grant date.  The remaining fifty percent (50%) of the Bonus will be paid in cash, not later than 30 days after the completion of the close of fiscal year accounting.  Bonus shall be subject to any applicable tax withholdings and/or employee deductions.  Stock options granted pursuant to this section shall qualify as incentive stock options pursuant to section 422 of the Internal Revenue Code, shall vest on the date of grant and shall have an exercise price equal to the fair market value of the common stock of the Parent on the grant date.

(c)

Stock Options.  Not withstanding stock options granted to Executive in his prior capacity as an Advisor to the parent corporation of the Company, and as an inducement to enter into this Agreement, the Company grants to Executive an option to purchase one hundred thousand (100,000) shares of the Parent’s common stock.  The stock option shall qualify as an incentive stock option pursuant to section 422 of the Internal Revenue Code.  The exercise price for the common stock shall be $0.76 per share, the fair market value on the Effective Date.  The right to purchase the common stock shall vest in equal increments, over two (2) years.  One-half shall vest 12 months after the Effective Date and one-half on the second anniversary after the Effective Date.  The stock option shall be granted pursuant to the Company’s Incentive Equity Stock Plan (the “Plan”).  Executive agrees to be bound by the terms of the Plan.  In accordance with the terms of the Plan and with California law, the Parent will reserve to itself the right to repurchase the common stock that Executive receives if Executive’s employment is terminated for any reason.

5.

Benefits.

(a)

Benefits.  The Executive agrees that the Company shall not be responsible for the Executive’s health and dental benefits during the term of this employment under this Agreement.

(b)

Expenses.  The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive’s employment hereunder to the extent in compliance with the Company’s business expense reimbursement policies in effect from time to time and upon presentation by Executive of such documentation and records, as the Company shall from time to time require.  When Executive is required to travel on behalf of the Company’s business, the cost of an economy class ticket for any domestic flight, and the cost of a business class ticket for any international flight that is in excess of eight (8) hours, shall be included hereunder as a reimbursable business expense.

(f)

Taxation of Payments and Benefits.  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g)

Exclusivity of Salary and Benefits.  The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.  Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

6.

Termination and Termination Benefits.  Notwithstanding the provisions of Section 2, Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a)

Termination by the Company for Cause.  Executive’s employment under this Agreement may be terminated for Cause without further liability on the part of the Company other than for accrued but unpaid Salary through the date of termination effective immediately upon written notice to Executive.  “Cause” shall mean the following:

(i)

the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company or an affiliate of the Company;

(ii)

the commission by Executive of, or indictment of Executive for a felony or any misdemeanor, which misdemeanor involves moral turpitude, deceit, dishonesty or fraud;

(iii)

failure to perform, or materially poor performance of, Executive’s duties and responsibilities assigned or delegated under this Agreement, or any material misconduct or violation of the Company’s policies, in either case, which continues for a period of 30 days after written notice given to Executive; or

(iv)

a material breach by Executive of any of the covenants, terms or provisions of this Agreement or any agreement between the Company and Executive regarding confidentiality or assignment of inventions.

(b)

Termination by Executive Without Good Reason.  Executive’s employment under this Agreement may be terminated by Executive by written notice to the Board of Directors at least 90 days prior to such termination.

(c)

Termination by the Company Without Cause.  Subject to the payment of Termination Benefits pursuant to Section 6(d), Executive’s employment under this Agreement may be terminated without Cause by the Company upon written notice to Executive.

(d)

Certain Termination Benefits.  Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive’s employment under this Agreement.  If Executive is terminated Without Cause then Executive shall be entitled to compensation pursuant to Section 4(a)(c), for a period of (6) six months after such termination.

(e)

Death; Disability.  Upon the death of the Executive, or upon the permanent disability (as defined below) of the Executive continuing for a period in excess of 90 consecutive days, all obligations of the Company under this Agreement shall immediately terminate other than any obligation of the Company with respect to earned but unpaid Salary and earned benefits contemplated hereby to the extent accrued or vested through the date of termination.  As used herein, the terms “permanent disability” or “permanently disabled” shall mean the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company, as determined reasonably and in good faith by the Company.

(f)

Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of Executive’s employment with the Company,

Executive’s obligations under Section 7 hereof shall survive any termination of Executive’s employment with the Company at any time and for any reason.

7.

Non-Solicitation; Confidentiality; Proprietary Rights.

(a)

Non-Solicitation.  Executive agrees that he shall not, during the term of this Agreement and for a period of 1 year thereafter solicit any employee of the Company to terminate such employee’s employment with the Company, or agree to hire any such employee or former employee of the Company (unless at least 12 months have passed since the termination of such employee’s employment with the Company).

(b)

Confidential Information.  As used in this Agreement, the term “Confidential Information” shall mean information belonging to the Company (for purposes of this Section 7 including all predecessors of the Company) of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company.  Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company.  Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment.  Confidential Information also includes the confidential information of others with which the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Section 7(c).

(c)

Confidentiality.  In the course of performing services hereunder on behalf of the Company and its affiliates, Executive has had and from time to time will have access to Confidential Information.  Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company.  Upon the termination of Executive’s employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive’s possession or control shall be immediately returned to the Company.

(d)

Third Party Agreements and Rights.  Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Executive’s use or disclosure of information or Executive’s engagement in any business.  Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party.  In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e)

Litigation and Regulatory Cooperation.  During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company.  Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.  The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(e).

(f)

Inventions.  Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing.  Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive in the course of Executive’s employment, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company.  Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(g)

Business Opportunities.  Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the Company’s general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(h)

Acknowledgment.  Executive acknowledges that the provisions of this Section 7 are an integral part of Executive’s employment arrangements with the Company.

8.

Indemnification.  So long as Executive’s actions were taken in good faith and in furtherance of Company’s business and within the scope of Executive’s duties and authority, Company shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by him to discharge his duties under this Agreement, and Company shall defend Executive, at Company’s expense, in connection with any and all claims by stockholders or third parties which are based upon actions taken by Executive to discharge his duties under this Agreement.

9.

Parties in Interest; Certain Remedies.  It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company and its direct and indirect subsidiaries and affiliates, and that any breach of the provisions of this Agreement by the Executive or any of the Executive’s affiliates will result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be an inadequate remedy for such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company or its subsidiaries and affiliates shall be entitled, in addition to any other remedy it may have, to enforce the specific performance of this Agreement by the Executive through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

10.

Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11.

Assignment; Successors and Assigns, etc.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event of a Change in Control.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive.

12.

Enforceability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

13.

Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving parry.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.

Notices.  Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (D) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the 5th business day following the date mailed).  Notices shall be addressed to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, 4295 MacArthur Blvd., Suite 300, Newport Beach, CA 92660 and copy to the Company at 36 Alie Street, London, EC1 United Kingdom.

15.

Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16.

Governing Law.  This contract shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof.

17.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which taken together shall constitute one and the same document.

18.

Certain Definitions.  For purposes of this Agreement, the term “person” means an individual, corporation, limited liability company, partnership, entity, association, trust or any unincorporated organization; a “subsidiary” means any corporation more than 50 percent of whose outstanding voting securities, or any limited liability company, partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an “affiliate” of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

19.

Arbitration.  Any controversy, dispute or claim arising out of or in connection with Executive’s employment or this Agreement shall be resolved at the request of either Executive or Company by final and binding arbitration conducted at a location determined by the arbitrator in Orange County, California.  An arbitration proceeding is not a court proceeding, and no jury may be present in an arbitration proceeding.  The arbitration shall be administered by and in accordance with the then existing Rules of Practice and Procedure of J*A*M*S/Endispute, Inc.  Judgment upon any award rendered by the arbitrator(s) may be entered in any State or Federal Court.  Either Executive or Company may commence an arbitration proceeding by giving notice to the other party.  Upon filing a demand for arbitration, both Executive and Company will have the right to discovery to the maximum extent provided by law for actions tried before a court, and both agree that in the event of an arbitration, disputes as to discovery shall be determined by the arbitrator(s).  The arbitrator(s) in any such proceeding shall apply California substantive law and the California Evidence Code to the proceeding.  The arbitrator(s) shall have the power to grant all legal and equitable remedies (provisional and final) and award damages provided by California law.  The arbitrator(s) shall prepare in writing and provide to the parties an award including findings of fact and conclusions of law.  The arbitrator(s) shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected pursuant to California Code of Civil Procedure §§1286.2 or 1286.6 for any such error.  Company shall pay all fees of the arbitrator, and each party shall bear its or his expenses, costs and attorney fees relating to the arbitration and recovery under any order and/or judgment rendered therein.

20.

Preparation of Agreement.  It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same.  In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

Secure Risks Limited

By: /s/ Michael J. Skellern

Authorized Signatory

EXECUTIVE:

/s/ William M. Glanton

       William M. Glanton